Exhibit 10.1

This CONSULTING AGREEMENT, dated as of April 7, 2004  (this “Agreement”), is entered into by and among CDRV Investors, Inc., a Delaware corporation (“Investors”), CDRV Holdings, Inc., a Delaware corporation (“Holdings”), CDRV Acquisition Corporation, a Delaware corporation (“AcquisitionCo”), CDRV Delaware, Inc., a Delaware corporation (“MergerCo” and, together with Investors, Holdings and AcquisitionCo, the “Company Group”), and Clayton, Dubilier & Rice, Inc., a Delaware corporation (“CD&R”).

W I T N E S S E T H:

WHEREAS, Investors owns all of the outstanding capital stock of Holdings, which, in turn, owns all of the outstanding capital stock of each of AcquisitionCo and MergerCo;

WHEREAS, Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership (the “CD&R Fund”), organized the Company Group in connection with the acquisition by the Company of all of the outstanding capital stock of VWR International Corporation, a Delaware corporation (the “Company”), and ten percent of the equity ownership interests of VWR International Immobilien GmbH, a German private limited liability company, from Merck KGaA, a German partnership limited by shares (“Merck”), and certain of its Affiliates (as defined below) (the “Acquisition”);

WHEREAS, in connection with the Acquisition, AcquisitionCo has entered into a Stock Purchase Agreement, dated as of February 15, 2004 (the “Acquisition Agreement”), by and among AcquisitionCo, Merck, Merck Holding GmbH, a German private limited liability company, VWR International Holding Europe GmbH, a German private limited liability company and EMD Chemicals Inc., a New York corporation;

WHEREAS, following the consummation of the Acquisition, (i) the Company will merge with and into its wholly-owned subsidiary, VWR International, Inc., a Pennsylvania corporation (“VWR”), with VWR as the surviving corporation, (ii) AcquisitionCo will merge with and into VWR, with VWR as the surviving corporation, and (iii) VWR will merge with and into MergerCo, with MergerCo as the surviving corporation, and, upon the consummation of such merger, MergerCo will change its name to VWR International, Inc. (such transactions collectively, the “Restructuring”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the members of the Company Group, CD&R, the CD&R Fund and certain of their respective Affiliates are entering into an Indemnification Agreement, dated as of the date hereof (the “Indemnification Agreement”);

WHEREAS, CD&R has performed financial, investment banking, management advisory and other services for the members of the Company Group in connection with the Acquisition, including without limitation assistance in connection with (a) the preparation, negotiation, execution and delivery of the Acquisition Agreement and certain agreements with Merck and its Affiliates related thereto, including without limitation: (i) certain distribution and supply agreements, (ii) a transition services agreement, (iii) an information services master agreement, (iv) an intellectual property assignment and license agreement, and (v) the additional agreements described in Section 8.5 of the Acquisition Agreement, (b) the retention of legal, accounting, insurance, investment banking, financial, environmental and other advisors and consultants in connection with the Acquisition, (c) the preparation, negotiation, execution and delivery of the commitment, fee and engagement letters, registration rights and purchase agreements, credit agreements, indentures and indenture supplements, subscription agreements, stockholders agreements, registration and participation agreements, exchange agent agreements, and other agreements, instruments and documents relating to the financing of the Acquisition, (d) the preparation and circulation of information and offering memoranda and other materials in connection with the financing of the Acquisition and (e) the structuring, implementation and consummation of the Acquisition (such services collectively, the “Initial Services”); and

WHEREAS, in addition to the Initial Services, the members of the Company Group desire to receive future financial, investment banking, management advisory and other services from CD&R, and CD&R desires to provide such services to the members of the Company Group;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Engagement.  Each member of the Company Group hereby confirms that CD&R has performed the Initial Services as a consultant to the Company Group.  Each member of the Company Group hereby engages CD&R as a consultant, and CD&R hereby agrees to provide Consulting Services (as defined below) and Transaction Services (as defined below) to each member of the Company Group and their respective subsidiaries, in each case on the terms and subject to the conditions set forth below.

2.             Scope of Future Services.

(a)            Consulting Services.  CD&R hereby agrees, during the term of this Agreement, to provide the members of the Company Group and their respective subsidiaries with such financial, investment banking, management advisory and other services in connection with the operations of the members of the Company Group and their respective subsidiaries as may reasonably be requested from time to time by the Board of Directors of any member of the Company Group, as the case may be (collectively, the “Consulting Services”), including assistance (i) developing and implementing corporate and business strategy and planning for the members of the Company Group and their respective subsidiaries, including plans and programs for improving operating, marketing and financial performance, (ii) recruiting key management employees, (iii) establishing and maintaining banking, legal and other business relationships, (iv) arranging future debt and equity financings and refinancings for corporate purposes and (v) providing professional employees to serve as directors or officers of the members of the Company Group and their respective subsidiaries.

(b)           Transaction Services.  In addition to, and without duplication of, the Initial Services and the Consulting Services, CD&R hereby agrees, during the term of this Agreement, to provide the members of the Company Group and their respective subsidiaries with financial, investment banking, management advisory and other services with respect to proposed transactions, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of any member of the Company Group or any other similar transaction (each, a “Transaction”) directly or indirectly involving any of the members of the Company Group or any of their respective subsidiaries (collectively, the “Transaction Services”).

3.  Compensation; Reimbursement of Expenses.

(a)            Compensation for Initial Services.  As compensation for the Initial Services, immediately following the consummation of the Acquisition, AcquisitionCo, on behalf of itself and the other members of the Company Group, shall pay CD&R a fee of $18,000,000.

(b)           Compensation for Consulting Services.  As compensation for the Consulting Services, MergerCo, on behalf of itself and the other members of the Company Group, shall pay CD&R a fee of $1,500,000 per year (the “Consulting Fee”), one quarter of which shall be payable quarterly in advance on the first day of each January, April, July and October (each, a “Consulting Services Payment Date”).  The Consulting Fee shall begin accruing immediately following the consummation of the Acquisition, and the amount of the Consulting Fee accrued prior to the next succeeding Consulting Services Payment Date shall be payable on such Consulting Services Payment Date, together with the regular installment of the Consulting Fee payable on such Consulting Services Payment Date.  The Consulting Fee may be increased with the approval of a majority of the members of the Board of Directors of Investors who are not employees of Investors, CD&R or any of their respective subsidiaries and Affiliates (the “Disinterested Directors”), but may not be decreased without the prior written consent of CD&R.  If an employee of CD&R or any of its subsidiaries or Affiliates is elected to serve on the Board of Directors of Investors or any of its subsidiaries (a “Designated Director”), CD&R shall cause such Designated Director to waive any and all director's fees to which he or she otherwise would be entitled for any period for which the Consulting Fee (or an installment thereof) is paid and for which such Designated Director continues to be employed by CD&R or any of its subsidiaries or Affiliates.  If, on the other hand, an employee of CD&R or any of its subsidiaries or Affiliates is appointed to an executive management position (or a position of comparable responsibility) with Investors or any of its subsidiaries, whether in addition to or other than as a Designated Director, then, for the period of such employee's service in such position, the Consulting Fee shall be increased by an amount to be reasonably determined by CD&R, such amount not to exceed 100% of the Consulting Fee then in effect.  For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity.

(c)            Compensation for Transaction Services.  As compensation for the Transaction Services, and subject to the second sentence of this paragraph (c), in connection with each Transaction that is consummated, MergerCo, on behalf of itself and the other members of the Company Group (subject to the provisions of Section 3(e)), shall pay CD&R a fee (a “Transaction Fee”) equal to 1.0% of the Transaction Value of such Transaction, or such lesser amount as CD&R and MergerCo, on behalf of itself and the other members of the Company Group, may agree.  The members of the Company Group may agree to pay a Transaction Fee in excess of 1.0% of the Transaction Value of a Transaction, but only with the approval of a majority of the Disinterested Directors.  As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this paragraph (c)), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Transaction.  For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually agreed between CD&R and MergerCo, on behalf of itself and the other members of the Company Group, on the day prior to consummation of such Transaction.  For the avoidance of doubt, (i) CD&R may not charge, and the Company Group shall not be obligated to pay, any Transaction Fee (or portion thereof) that it is not permitted to be paid under the Amended and Restated Limited Partnership Agreement of the CD&R Fund, as amended, restated, waived or otherwise modified from time to time, and (ii) no Transaction Fee shall be payable to CD&R in respect of the Initial Services.

(d)          Reimbursement of Expenses.  MergerCo, on behalf of itself and the other members of the Company Group (subject to the provisions of Section 3(e)) shall reimburse CD&R for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by CD&R and its subsidiaries and Affiliates and its and their respective employees and agents in the course or on account of rendering any services under this Agreement (including the Initial Services), including but not limited to any applicable fees and expenses of any legal, accounting or other professional advisors to CD&R and its subsidiaries and Affiliates and any expenses incurred by any Designated Director in connection with the performance of his or her duties to any member of the Company Group.  CD&R may submit monthly expense statements to such member of the Company Group, which statements shall be payable within thirty days.

(e)          Obligations Joint and Several; Payment Obligations for Certain Transaction Fees and Expenses.  The obligations of the Company Group under this Section 3 shall be borne jointly and severally by the members of the Company Group and their respective subsidiaries, provided that none of Holdings, AcquisitionCo, MergerCo or any of their respective subsidiaries shall be obligated to pay (i) any Transaction Fee or Expense incurred in connection with any Transaction solely involving Investors or any of its subsidiaries, other than Holdings, AcquisitionCo, MergerCo or any of their respective subsidiaries, and (ii) more than its reasonably proportional share, as determined by CD&R in its reasonable discretion, of any Transaction Fee or Expense incurred in connection with any Transaction involving any subsidiaries of Investors, other than Holdings, AcquisitionCo, MergerCo or any of their respective subsidiaries, on the one hand, and Holdings, AcquisitionCo, MergerCo or any of their respective subsidiaries, on the other hand.  Investors, on behalf of itself and its subsidiaries other than Holdings, AcquistionCo, MergerCo and their respective subsidiaries, shall pay CD&R any Transaction Fee or Expense or portion thereof that none of Holdings, AcquisitionCo, MergerCo or any of their respective subsidiaries is obligated to pay because of the provisions of the foregoing proviso.

4.             Term, etc.  (a) This Agreement shall be in effect until, and shall terminate upon, the earlier to occur of (i) the tenth anniversary of the date of hereof and (ii) the date on which the CD&R Fund (or any other investment fund managed by CD&R) no longer owns, directly or indirectly, any shares of the capital stock of Investors or any successor company, and may be earlier terminated by Investors or CD&R upon thirty days' prior written notice to the other party.  The provisions of this Agreement shall survive any termination hereof, provided that, notwithstanding the foregoing, Sections 1 and 2 shall not survive any termination hereof and provided, further, that Section 3 shall survive any termination hereof solely as to any portion of any Consulting Fee, Transaction Fee or Expense not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c).

(b)           Upon any consolidation or merger of any member of the Company Group, or any conveyance, transfer or lease of all or substantially all of the assets of any member of the Company Group, whether in connection with the Restructuring or otherwise, the entity formed by such consolidation, or into which such member of the Company Group is merged or to which such conveyance, transfer or lease is made (each, a “Successor Entity”), shall succeed to and be substituted for such member of the Company Group under this Agreement with the same effect as if the Successor Entity had been a party hereto.  Subject to Section 4(a)(ii), no such consolidation, merger or conveyance, transfer or lease shall have the effect of terminating this Agreement or of releasing any member of the Company Group or any Successor Entity from its obligations hereunder.

(c)           Upon any termination of this Agreement, each member of the Company Group, jointly and severally, agrees immediately to pay or reimburse, as the case may be, any accrued and unpaid installment of the Consulting Fee or portion thereof (pro rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), and (subject to the provisions of Section 3(e)) any accrued and unpaid Transaction Fee or portion thereof and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable).  In the event of the liquidation of any member of the Company Group, all amounts due CD&R under this Agreement shall be paid to CD&R before any liquidating distributions or similar payments are made to stockholders of such member of the Company Group.

5.             Information.  The members of the Company Group will use their respective best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, CD&R with such information (the “Information”) as CD&R reasonably believes appropriate to its engagement hereunder.  Each member of the Company Group acknowledges and agrees that (a) CD&R will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and the Transaction Services and (b) CD&R does not assume responsibility for the accuracy or completeness of the Information and such other information.

6.             Independent Contractor Status.  The parties acknowledge and agree that CD&R has performed the Initial Services, and shall perform the Consulting Services and the Transaction Services, as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its subsidiaries.  Each member of the Company Group further acknowledges and agrees that CD&R may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of CD&R and its subsidiaries that will be providing services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of any member of the Company Group hereunder, including, without limitation, its obligation to pay the any fee or reimburse any Expense.  None of CD&R and its subsidiaries and Affiliates and its and their respective employees and agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group or any of their respective Affiliates, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group or any of their respective Affiliates, except (i) to the extent that any professional employee of CD&R or any of its subsidiaries may be serving as a director or an officer of such member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group.  Any duties of CD&R arising out of its engagement to perform services hereunder shall be owed solely to the members of the Company Group.

7.             Entire Agreement; No Representations or Warranties.  This Agreement and the Indemnification Agreement (a) contain the complete and entire understanding and agreement between CD&R and the Company Group with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof.  Each member of the Company Group acknowledges and agrees that CD&R makes no representations or warranties in connection with this Agreement or its provision of the Initial Services, the Consulting Services and the Transaction Services.

8.             Counterparts; Amendments and Waivers.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement.  This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto and approved by a majority of the Disinterested Directors.

9.             Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto; and provided, further, that any such assignment in connection with the Restructuring shall be expressly permitted hereunder and shall not require the prior written consent of CD&R.  This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

10.           Governing Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  Each of the parties hereto irrevocably and unconditionally (a) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in any court of the State of New York or Federal District Court for the Southern District of New York located in the City, County and State of New York (each, a “New York Court”), (b) waives, to the fullest extent that it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in a New York Court, and any claim that any such action or proceeding brought in a New York Court has been brought in an inconvenient forum, (c) submits to the non-exclusive jurisdiction of any New York Court in any suit, action or proceeding and (d) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.  With respect to clause (d) of the immediately preceding sentence, each of the parties hereto acknowledges and certifies that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the waiver contained therein, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 10.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CLAYTON, DUBILIER & RICE, INC.

By:	/s/ THERESA A. GORE
Name: Theresa A. Gore
Title: Vice President and Secretary

CDRV INVESTORS, INC.

By:	/s/ THERESA A. GORE
Name: Theresa A. Gore
Title: Vice President and Secretary

CDRV HOLDINGS, INC.

By:	/s/ GEORGE K. JAQUETTE
Name: George K. Jaquette
Title: Vice President and Treasurer

CDRV ACQUISITION CORPORATION

By:	/s/ GEORGE K. JAQUETTE
Name: George K. Jaquette
Title: Vice President and Treasurer

CDRV DELAWARE, INC.

By:	/s/ THERESA A. GORE
Name: Theresa A. Gore
Title: Vice President and Secretary